CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated April 28, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.'s Annual Report on Form 20-F for the year ended December 31, 2020.
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated March 11, 2022 relating to the consolidated financial statements, which appears in Adecoagro S.A.’s Form 6-K dated March 14, 2022.

Buenos Aires, Argentina.
April 1, 2022.

/s/ PRICE WATERHOUSE & CO. S.R.L.
/s/ (Partner)
Jorge Frederico Zabaleta